PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated, for reference purposes only, as of the 8th day of June, 2007, and is by and between WEGMAN/MANOR NUMBER ONE, LLC, a New York limited liability company, WEGMAN/MANOR NUMBER TWO, LLC, a New York limited liability company, WEGMAN/MANOR NUMBER THREE, LLC, a New York limited liability company and WEGMAN/FAMILY NUMBER FOUR, LLC, a New York limited liability company (each a “Seller” and collectively, the “Sellers”), and EMERITUS CORPORATION, a Washington corporation or its assignee (“Purchaser”).

1.           PURCHASE AND SALE

On the terms and conditions set forth herein, the Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers, the following:

(a)           The real property situated in the State of New York, which are more particularly described in Exhibit A attached hereto (the “Real Property”), together with all of the improvements on the Real Property which, as of the date of this Agreement, are and shall constitute at the time of “Closing” (as that term is defined below) constitute licensed adult homes (collectively, the “Facilities”).

(b)           Such equipment, furniture, fixtures, inventory, vehicles, supplies (including linens, dietary supplies and housekeeping supplies but specifically excluding food and other consumable inventories) and other tangible and intangible personal property which is currently owned or shall be acquired by Sellers prior to the Closing and located on the Real Property and used in connection with the operation of the Facilities, including but not limited to, all licenses, permits and approvals for the operation of the Facilities (to the extent assignable), all guaranties and warranties provided to Sellers in connection with the construction and equipping of the Facilities, all entitlements, telephone numbers, any right, title or interest which Sellers may have in and to any service marks, trademarks or trade names owned, used or employed by Sellers in conjunction with the operation of the Facilities, specifically including any rights of the Sellers in the names under which each of the Facilities does business, and any trade marks related thereto and goodwill associated therewith, but specifically excluding cash, cash equivalents and accounts receivable for the period prior to the “Closing Date” (as defined below) (collectively, the “Personal Property”).  The Real Property, Facilities and Personal Property are sometimes hereinafter collectively referred to as “Sellers’ Assets.”

(c)           The parties acknowledge that as of the date of this Agreement and as of the date of the Closing (as defined below), each of the Facilities is subject to a lease with Painted Post Partners, a Washington General Partnership (the “Tenant”) initially dated as September 1, 1996 and as amended from time to time (as in effect and amended, the “Lease”).  The Purchaser acknowledges that substantially all of the assets described above as “Personal Property” are owned or leased by the Tenant.   The Purchaser currently operates each of the Facilities on behalf of the Tenant and is familiar with each of the Facilities, their respective operation and condition.

2.           PURCHASE PRICE

The aggregate purchase price payable by Purchaser to Sellers for Sellers’ Assets shall be an amount equal to Eighty-eight Million Dollars ($88,000,000.00) (the “Purchase Price”).  The Purchase Price shall be payable as follows:

(a)           Upon the expiration of the “Feasibility Period” (as that term is defined below) and provided that Purchaser has not elected to terminate this Agreement pursuant to its right to do so hereunder, One Hundred Thousand Dollars ($100,000.00) (the “Earnest Money”) shall be delivered by Purchaser to Ticor Title Guarantee Title Insurance Company, located at Rochester, New York (the “Escrow Agent”), which amount shall be deposited into an interest bearing account, with any interest earned thereon accruing to the benefit of Purchaser.

(b)           Each Seller is currently obligated under certain mortgage loans (collectively the “Existing Loans”) made by GMAC Commercial Mortgage Corporation and M&T Real Estate Inc. (the “Existing Lender”), the repayment of which is secured by a Mortgage and Security Agreement encumbering the Real Property (the “Existing Mortgages”).  In the event Purchaser assumes the Existing Mortgages, Purchaser shall receive at the time of Closing a credit against the Purchase Price in an amount equal to the then current outstanding principal balance of the Existing Loans.  In the event one or more of the Existing Mortgages are assigned to Purchaser’s lender, the Sellers shall receive a credit against the Purchase Price in an amount equal to one-half of the mortgage tax savings by reason of such assignment.

(c)           The balance of the Purchase Price, which amount shall be equal to the Purchase Price less the sum of (i) the amount of the Earnest Money and (ii) if Purchaser assumes one or more of the Existing Loans, the outstanding principal balance as of the Closing Date of such Existing Loans, shall be due and payable either, by certified check or by wire transfer at Closing (the “Remaining Balance”).

(d)           The Purchase Price shall be allocated among Sellers’ Assets in a manner mutually acceptable to Sellers and Purchaser.  Except as specifically provided in this Agreement, Purchaser does not hereby, or in connection herewith, assume any liability of Sellers whatsoever in relation to Sellers’ Assets which relates to the period prior to Closing.

3.           CLOSING

The closing of the purchase and sale of the Sellers’ Assets under this Agreement (the “Closing”) shall take place on or before the date five (5) days following the satisfaction or waiver of the conditions to closing set forth in Paragraphs 13 and 14 (the “Closing Date”).  Closing shall occur at the offices of Phillips Lytle LLP, 1400 First Federal Plaza, Rochester, New York or at such other place as Purchaser and Sellers may mutually agree.  In the event the scheduled Closing Date falls on a Saturday, Sunday or a legal holiday, the Closing Date shall be the next business day thereafter.

4.           CONVEYANCE

Conveyance of the Sellers’ Assets to Purchaser shall be effected by a warranty deed with full covenants (the “Warranty Deed”) and bill of sale. Fee simple insurable title to the Real Property and marketable title to the Personal Property shall be conveyed from Sellers to Purchaser free and clear of all liens, charges, easements and encumbrances of any kind, other than the following:

(a)           Liens for real estate taxes not yet due and payable;

(b)           The lien of the Existing Mortgages and other security interest provided by Sellers as security for the Existing Loans (provided that Purchaser has assumed the Existing Loans), as provided for herein;

(c)           The rights of the Tenant under the Lease and the rights of the residents under the Residential Agreements;

(d)           Covenants, easements and restrictions of record, providing the improvements do not encroach upon any easement;

(d)           Condemnation of a portion of premises commonly known as Perinton Park Manor to provide access between Chardonnay Drive and Courtney Drive, in the Town of Perinton, Monroe County, New York; and

(e)           Such items of record as described in the Title Commitment (as defined below) which are not objected to by Purchaser in accordance with the terms of Paragraph 13(h).

5.           COSTS, PRORATIONS AND ADJUSTMENTS

The costs of the transaction and the expenses related to the ownership and operation of the Sellers’ Assets shall be allocated among Sellers and Purchaser as follows:

(a)           Sellers shall pay all recording fees due on the sale of the Real Property and the Facilities.

(b)           Sellers shall pay any transfer taxes due on the sale of the Real Property.   Purchaser shall pay any sales tax due on the sale of the Personal Property.

(c)           Purchaser shall pay the cost of the premium for a standard owner’s policy of title insurance in the full amount of the Purchase Price and the cost of any additional premium in order to obtain extended coverage for said policy or a simultaneous loan policy.

(d)           Purchaser shall pay for the cost of any redate of the Survey.

(e)           Purchaser shall pay for the cost of the Phase I Report (as defined below) which Purchaser may elect to obtain in connection with its Feasibility Review of the Property.

(f)           All rents and expenses related to the ownership or operation of the Sellers’ Assets shall be prorated as of the Closing Date, with Sellers responsible for amounts attributable to the period prior to the Closing Date and with Purchaser responsible for amounts attributable to the period from and after the Closing Date.

(g)           Real and Personal Property taxes and assessments shall be prorated as of the Closing Date, with Sellers responsible for taxes and assessments attributable to the period prior to the Closing Date and with Purchaser responsible for taxes and assessments attributable to the period from and after the Closing Date.

(h)           Utilities serving the Real Property and the Facilities shall not be adjusted.

(i)           Purchaser and Sellers shall each pay their own attorney’s fees.

(j)           Purchaser and Sellers shall share any escrow fees on a 50-50 basis.

(k)           Sellers shall pay the cost of obtaining and recording any releases necessary to deliver title to the Sellers’ Assets in accordance with the terms of this Agreement.

(l)           Purchaser shall be responsible for all fees related to the licensure of the Facilities in Purchaser’s or Tenant’s name.

(m)           Purchaser shall pay for the recording fees incurred for recording of the deed and Mortgage and for the payment of any required New York State Mortgage Tax with respect to any mortgage.

6.           POSSESSION

At Closing, Purchaser shall be entitled to possession of the Sellers’ Assets, subject only to the rights of the Tenant under the Lease and residents of the Facilities under the Resident Agreements (as defined below).

7.           SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers hereby warrant and represents to Purchaser that:

(a)           Sellers’ Authority.  Each Seller has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein. This Agreement is valid, binding and enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by creditors rights laws and applicable principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution of this Agreement and the consummation of the transaction contemplated herein do not result in a breach of the terms and conditions of nor constitute a default under or violation of, any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Sellers are now a party or by which Sellers or any of the assets of Sellers may be bound or affected.

(b)           Title.  As of the Closing, Sellers shall have good and insurable fee simple title to the Real Property and the Facilities, subject only to the easements, reservations and encumbrances, if any, permitted under Paragraph 4, and good and marketable title to the Personal Property free and clear of all liens and encumbrances.

(c)           The Real Property.  The Facilities are located on certain parcels of land more particularly described in Exhibit A attached hereto.  The improvements on the Real Property are not to Sellers’ knowledge, located in an area designated by the Director of the Federal Emergency Management Agency as a special flood hazard area.  Sellers make no representation with respect to the roofs of the Facilities, structural components of the Facilities, and major mechanical systems at the Facilities, including, but not limited to, the air conditioning, electrical and heating and ventilating systems.

(d)           Necessary Action.  Sellers will proceed with all due diligence to take all action and obtain all consents prior to Closing necessary for it to lawfully enter into and carry out the terms of this Agreement.

(e)           Taxes and Tax Returns.  All tax returns, reports and filings of any kind or nature required to be filed by Sellers prior to Closing with respect to its ownership and operation of the Facilities and its ownership of the Real Property and the Personal Property have been properly completed and timely filed in material compliance with all applicable requirements and all taxes or other obligations which are due and payable by Sellers have been timely paid.

(f)           Litigation.  There is no litigation, investigation, or other proceeding pending or, to the best of each Seller’s knowledge, threatened against or relating to any of Sellers, its properties or business, which is material to any of Sellers’ Assets or to this Agreement, or which would prevent any Sellers from performing its obligations hereunder, and the transaction contemplated herein has not been challenged by any governmental agency or any other person, nor do Sellers know, or have reasonable grounds to know, of any basis for any such litigation, investigation or other proceeding.

(g)           Books and Records.  All of the books and records maintained by Sellers with respect to its ownership and/or operation of the Sellers’ Assets are true, accurate and correct in all material respects.

(h)           Facilities Resident Agreements.  Purchaser has in its possession copies of each of the resident agreements which have been entered into with the residents of the Facilities and as are in effect (collectively the “Resident Agreements”).

(i)           Rent Roll.  Purchaser has in its possession a true and correct rent roll which identifies each of the residents of the Facilities, the monthly rent required to be paid by each such tenant and the date to which any such rent has been paid.

(j)           Liens.  There are no mechanics’, materialmen’s or similar claims or liens presently claimed or, to the best of Sellers’ knowledge, which will be claimed against the Sellers’ Assets for work performed in connection with the construction, maintenance or improvement of the Facilities or which has otherwise been arranged for at the request of a Seller or of which any Seller has knowledge.

(k)           Environmental Matters.  Except in accordance with and in full compliance with, any and all applicable governmental laws, regulations and requirements (collectively, the “Environmental Laws”) relating to environmental and occupational health and safety matters and hazardous materials, substances or wastes (as defined from time to time under any applicable federal, state or local laws, regulations or ordinances), Sellers have not released into the environment or discharged, placed or disposed of any such hazardous materials, substances or wastes or caused the same to be so released into the environment or discharged, placed or disposed of at, on or under the Sellers’ Assets. To each Seller’s actual knowledge, no hazardous materials, substances or wastes are located on the Real Property or the Facilities or have been released into the environment or discharged, placed or disposed of in, on or under the Real Property or the Facilities.  To each Seller’s actual knowledge, no underground storage tanks are or have been located on the Real Property.  To each Seller’s actual knowledge, the Real Property has never been used as a dump for waste material.  To each Seller’s actual knowledge, the Real Property and the Facilities and their prior uses comply with and at all times have complied with, all Environmental Laws.

(l)           Employees.  Sellers have not hired and prior to Closing will not hire any employees in connection with the intended operations at the Facilities.

(m)           Compliance with Law

(i)           The Sellers’ Assets are (and shall be as of the Closing Date) in compliance with all currently applicable municipal, county, state and federal laws, regulations, ordinances, standards and orders and with all municipal, health, building and zoning by-laws and regulations (including, without limitation, the building and zoning codes) where the failure to comply therewith or to obtain a waiver therefrom could have a material adverse effect on the business, property, condition (financial or otherwise) or operation of the Sellers’ Assets; provided, however, the foregoing representation by Seller shall not apply to any matters for which Emeritus is responsible for as the operator of the Facility or Painted Post Partners is responsible for as lessee of the Real Property;

(ii)           As of the Closing Date, there shall be no outstanding deficiencies or work orders of any authority having jurisdiction over the Sellers’ Assets requiring conformity to any applicable statute, regulation, ordinance or by-law pertaining thereto; and

(iii)  Sellers are not aware of any claim, requirement or demand of any agency supervising or having authority over the Facilities to rework or redesign it or to provide additional furniture, fixtures or equipment so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the date hereof or which will not be satisfied prior to the Closing Date.

(n)           Operating Contracts.  Within fifteen (15) days following the mutual execution of this Agreement, each Seller shall provide to Purchaser true and correct copies of all operating contracts to which Sellers are a party in connection with the operations to be conducted at the Facilities (the “Operating Contracts”).  Sellers shall not enter into any additional Operating Contracts without the prior written approval of Purchaser.  As of the Closing Date, each of the Operating Contracts shall be in full force and effect and none of the Operating Contracts shall have been modified or amended except as set forth in any amendment provided to Purchaser.  As of the Closing Date, Sellers shall certify in writing to Purchaser that Sellers are not in default of any of its obligations under the Operating Contracts and that Sellers are not aware of any default or any action which, with the passage of time or the giving of notice or both would constitute a default, under the Operating Contracts by any other party thereto.  At Closing, Sellers shall deliver to Purchaser duly executed assignments of any of the Operating Contracts and where required the consent of the contractive party, which Purchaser elects to assume pursuant to Paragraph 11(a) (iv) below.

(o)           The Facilities.  There is no action pending or, to the best knowledge of each Seller, recommended by any state or federal agency having jurisdiction thereof, or any action of any other type (either as of the date hereof or as of the Closing Date) which would have a material adverse effect on the Facilities, its operations or business.

(p)           Disclosure.  No representation or warranty by any Seller contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein not misleading.

8.           PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby warrants and represents to Sellers that:

(a)           Status of Purchaser.  Purchaser is a corporation duly organized and validly existing under the laws of the State of Washington and is, or prior to Closing will be, duly qualified to do business in the State of New York.

(b)           Authority.  Purchaser has full power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transactions contemplated herein. This Agreement is valid, binding and enforceable as against Purchaser in accordance with its terms, except as such enforceability may be limited by creditors’ rights laws and applicable principles of equity.  The execution of this Agreement and the consummation of the transaction contemplated herein do not result in a breach of the terms and conditions of nor constitute a default under or violation of Purchaser’s Articles of Incorporation or By-laws or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of the assets of Purchaser may be bound or affected.

(c)           Litigation.  There is no litigation, investigation or other proceeding pending or threatened against or relating to Purchaser, its properties or business which is material to this Agreement, or which would prevent Purchaser from performing its obligations hereunder, nor does Purchaser know or have reasonable grounds to know of any basis for any such action.

(d)           Necessary Action.  Purchaser will proceed with all due diligence to take all action and obtain all consents prior to Closing necessary for it to lawfully enter into and carry out the terms of this Agreement, including, but not limited to, obtaining the consent of its Board of Directors.

(e)           Disclosure.  No representation or warranty by Purchaser contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to Sellers pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein not misleading.

(f)           Knowledge.  As operator of each of the Facilities, Purchaser has no actual knowledge that the representations and warranties of the Sellers contained in paragraph 7 hereof contain any untrue statement of a material fact or omit to state any material facts which are necessary in order to make the statements contained therein not misleading.

9.           BROKER

Sellers and Purchaser represent and warrant to each other that they have employed no broker and/or finder in connection with this transaction. In the event any claim, damage or cause of action for brokerage and/or finder’s fees is asserted against a party to this Agreement who did not request such services, the party through whom the broker and/or finder is making the claim shall indemnify, defend (with an attorney of indemnitee’s choice) and hold harmless the other party from and against any and all such claims, demands and causes of action.

10.           SELLERS’ COVENANTS

(a)           Pre-Closing.  Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Purchaser:

(i)           Sellers will not enter into any operating contracts or service agreements in connection with the operation of the Facilities;

(ii)           Sellers will not enter into any Resident Agreements for the Facilities;

(iii)           Sellers will not enter into any employment agreements in connection with the operation of the Facilities;

(iv)           Other than as set forth in Paragraph 4, Sellers will satisfy and discharge all claims, liens, security interests, tenancies (other than any Operating Contracts which Purchaser elects to assume at Closing pursuant to the terms hereof, the Lease and the Resident Agreements), and encumbrances on Sellers’ Assets;

(v)           Each Seller will file all tax returns, reports and filings of any kind or nature required to be filed by each Seller and will timely pay all taxes or other obligations which are due and payable with respect to Sellers’ Assets;

(vi)           Sellers will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement;

(vii)           Sellers will not sell or agree to sell any of the items which comprise the Personal Property nor otherwise enter into any agreement materially affecting any of the Sellers’ Assets;

(viii)                      Sellers will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Sellers’ Assets as now may be in effect;

(ix)           Sellers will not enter into any contract or commitment affecting the Sellers’ Assets except in the ordinary course of business and any such contract or commitment shall be terminable prior to closing and Sellers will advise Purchaser by written notice of any contracts or commitments which it enters, whether in the ordinary course of business or otherwise and Seller shall terminate such contracts or commitments prior to closing if Purchaser so requests;

(x)           Sellers will timely pay all obligations which are due and payable with respect to the Sellers’ Assets;

(xi)           Sellers will take all necessary action to achieve compliance with any laws, regulations, ordinances, standards and orders applicable to the Sellers’ Assets which are enacted after execution of this Agreement and prior to Closing;

(xii)   Within twenty (20) days following the mutual execution of this Agreement, Sellers will (a) deliver to Purchaser a UCC-1 search report covering the name of Sellers and the name of the Facilities, a copy of the existing surveys with respect to the Real Property prepared (the “Survey”), and (c) if requested, arrange with the Escrow Agent for the issuance and delivery to Purchaser and to Purchaser’s attorney of a title report or commitment covering the Real property, together with copies of all exception documents referenced therein (the “Title Commitment”);

(xiii)                      At least five (5) days prior to the Closing Date, Sellers shall deliver to Purchaser an updated UCC-1 search report;

(xiv)                      Sellers will provide Purchaser within twenty (20) days following the mutual execution of this Agreement with copies of the following documents relating to the Real Property and the Facilities to the extent the same are in Sellers’ possession or reasonable control (collectively, the “Property Documents”): all environmental reports, structural reports and geological reports, governmental licenses, permits and approvals, service and maintenance contracts not previously delivered, existing surveys of the Real Property, wetland reports, soils reports, architectural drawings, engineering tests and reports, all appraisals prepared for the Real Property and the Facilities, and all loan documents evidencing the Existing Loans; and

(xv)           If Purchaser assumes the Existing Loans, Sellers shall cooperate in good faith with Purchaser in obtaining the consent of the Existing Lender to Purchaser’s assumption of said loans.

(b)           Closing.  On the Closing Date, each Seller agrees to:

(i)           Execute and deliver to Purchaser a good and sufficient Warranty Deed to the Real Property (including the Facilities) owned by it and bill of sale with respect to the Personal Property owned by it and such endorsements, assignments and other instruments of transfer and conveyance as shall be necessary to transfer and assign Sellers’ Assets to Purchaser as herein provided;

(ii)           Deliver the Sellers’ Assets to Purchaser in a good condition;

(iii)           Deliver to Purchaser a duly executed assignment of the Lease;

(iv)           Pay its share of the Closing costs described in Paragraph 5;

(v)           Deliver to Purchaser an Assignment and Assumption Agreement in with respect to any of the Operating Contracts which Purchaser has assumed pursuant to Paragraph 11 (a) (iv) (the “Operating Contract Assumption Agreement”);

(vi)           Deliver to Purchaser copies of all guaranties and warranties pertaining to the construction of the Facilities and the equipping of the Facilities with the Personal Property and execute in favor of Purchaser such written assignments as Purchaser shall deem reasonably necessary to cause the assignment of the beneficial interest under each such warranty and guaranty;

(vii)   Deliver to Purchaser any amendments or updates to the Property Documents which were previously provided to Purchaser pursuant to Paragraph 10(a) above and any additional Property Documents which have been prepared or generated following the date of the initial delivery of Property Documents as provided above; and

(viii)                      If Purchaser has assumed the Existing Loans, execute and deliver to Escrow Agent such documents and instruments as may be reasonably required by the Existing Lender, in order to provide for Purchaser’s assumption of the Existing Loans.

(c)           Post-Closing.  After the Closing of this Agreement, Sellers agree that, at Purchaser’s sole cost and expense, it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser and Sellers, may be reasonably necessary to assure, complete and evidence the full and effective transfer and conveyance of Sellers’ Assets.

11.           PURCHASER’S COVENANTS

(a)           Pre-Closing.  Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Sellers, Purchaser agrees that:

(i)           Purchaser will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement;

(ii)           Purchaser will proceed with all due diligence and use its best efforts to obtain all consents and approvals necessary to permit the consummation of the transaction contemplated by this Agreement and/or necessary to permit Purchaser to own and Purchaser or Tenant to operate the Facilities;

(iii)           Purchaser will proceed with all due diligence to conduct such investigations with respect to Sellers’ Assets as it deems to be reasonably necessary in connection with its purchase thereof, including, but not limited to, zoning investigations, soil studies, environmental assessments, seismic assessments, wetlands reports, review of all Property Documents provided by Sellers, investigations of Sellers’ and the Facilities’ operating books and records and structural inspections, provided, however, no studies or investigations conducted at the Real Property will be physically intrusive on the Real Property or the Facilities unless Sellers consent thereto, which consent shall not be unreasonably withheld (the “Feasibility Review”); provided, however, nothing herein shall be construed as amending or modifying in any manner the representations or warranties of Sellers set forth in this Agreement, which representations and warranties shall be separate from and unaffected by Purchaser’s Feasibility Review; and provided, further, that Purchaser shall maintain the confidentiality of any documents or information obtained by it during the course of its Feasibility Review and shall return the same to Sellers in the event the transaction provided for herein fails to close for any reason whatsoever;

(iv)           On or before the expiration of the Feasibility Period (as that term is defined below), Purchaser will advise Sellers in writing which, if any, of the Operating Contracts it elects to assume as of the Closing Date; and

(v)           If Purchaser elects to assume the Existing Mortgages, Purchaser shall proceed with all due diligence and use its best efforts to obtain all consents and approvals necessary from the Existing Lender to permit the assumption of the Existing Mortgage and the release of the Sellers from liability thereunder.

(b)           Closing.  On the Closing Date, Purchaser agrees that it will:

(i)           Pay its share of the Closing costs described in paragraph 10(a)(xxi);

(ii)           Deliver to Sellers the Assignment and Assumption Agreement with respect to the Operating Contracts which Purchaser has assumed;

(iii)           If Purchaser has assumed the Existing Loans, execute and deliver to the Escrow Agent such documents and instruments as may be reasonably required by the Existing Lender in order to provide Purchaser’s assumption of the Existing Loans; and

(iv)           Pay the balance of the Purchase Price as required pursuant to Paragraph 2.

12.           MUTUAL

Following the execution of this Agreement, Purchaser and Sellers agree:

(a)           If any event should occur, either within or without the knowledge or control of Purchaser or Sellers, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transaction contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible; and

(b)           To cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party or to accomplish the transaction contemplated by this Agreement.

13.           PURCHASER’S CONDITIONS

All obligations of Purchaser under this Agreement are subject to fulfillment of each of the following conditions, any one or all or which may be waived in writing by Purchaser:

(a)           Sellers’ Representations and Warranties True at Closing. Sellers’ representations and warranties contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the date of Closing as though such representations and warranties were then again made.

(b)           Sellers’ Performance.  Sellers shall have performed all of its obligations under this Agreement that are to be performed prior to or at Closing to the extent the same have not been waived by Purchaser in accordance with the terms hereof.

(c)           No Defaults.  Sellers shall not be in default, where said default cannot be cured by Closing, under any mortgage, contract, lease or other agreement to which any Seller is a party or by which any Seller is bound and which affects or relates to the Real Property, the Personal Property or the Facilities.

(d)           Feasibility Review.  Purchaser shall be satisfied with the results of its Feasibility Review, including but not limited to (i) Purchaser’s approval of the physical condition of the Real Property and the Facilities, including the results of any environmental assessment report which Purchaser elects to obtain at Purchaser’s expense, and (ii) Purchaser’s review and approval of all Property Documents.  Purchaser shall advise Sellers in writing on or before the date forty-five (45) days following the mutual execution of this Agreement (the “Feasibility Period”) of (i) any objections pursuant to its Feasibility Review and (ii) whether it intends to assume the Existing Loan. Nothing herein shall be construed as amending or modifying in any manner the representations or warranties of Sellers set forth in this Agreement, which representations and warranties shall be separate from and unaffected by Purchaser’s Feasibility Review except as to any representations or warranties which, during the course of Purchaser’s Feasibility Review, Purchaser obtains knowledge of falsity or inaccuracy.  In the event Purchaser elects to terminate this Agreement by reason Purchaser’s disapproval of is Feasibility Review, Purchaser shall notify Sellers in writing on or before the expiration of the Feasibility Period, and the parties shall have no further rights or obligations hereunder, other than Purchaser’s right to the return of its Earnest Money and Sellers’ obligation to pay any title cancellation and UCC search fees incurred as a result of such termination.

(e)           Title Review.  Within twenty (20) days following receipt of the Title Commitment (together with legible copies of all of the recorded documents referenced therein as exceptions) and the Survey, Purchaser shall have reviewed and approved or disapproved those matters reflected on the Title Commitment and the Survey.  In the event Purchaser objects to any such matters, Purchaser shall advise Sellers in writing of its objections within said fifteen (15) day period; provided, however that such objections shall not include those items specifically excluded in Paragraph 4.  Within ten (10) days of Sellers’ receipt of Purchaser’s objections, Sellers shall advise Purchaser in writing as to whether it intends to correct the defects to which Purchaser has objected.  If Sellers fails to notify Purchaser within said ten (10) day period or timely notifies Purchaser of its refusal to correct some or all of such defects, Purchaser shall have ten (10) days following the earlier of (i) the expiration of said Sellers’ ten (10) day response period or (ii) the date Purchaser receives Sellers’ notice of refusal, to advise Sellers of its decision to close, notwithstanding the defects, or to terminate this Agreement.  In the event of any such termination, neither party shall have any further rights or obligations hereunder, other than Sellers’ obligation to return or to direct the return of Purchaser’s Earnest Money.  Any approval of the Title Commitment shall be subject to Purchaser’s review of and approval of any additional title matters which may be reflected in the update to the Title Commitment which Sellers shall provide to Purchaser following the completion of the Facilities improvements. Any matter reflected in the Title Commitment or the Survey not objected to in accordance with the terms hereof shall be deemed accepted by Purchaser;

(f)           Title Policy.  The Title Insurer shall issue to Purchaser as of the date of Closing, an ALTA Owner’s extended coverage policy of title insurance for the Real Property and the Facilities issued on ALTA 2006 form (the “Title Policy”) with a value of not less than the amount of the Purchase Price (excluding that portion allocated to the purchase of the Personal Property) insuring Purchaser’s interest in the Real Property and the Facilities, and subject to no exceptions other than those of the usual printed exceptions (the Survey, and mechanics lien exceptions being specifically unacceptable to Purchaser) and those exceptions to which Purchaser has not objected as provided for in Paragraph 13(g) above.

(g)           UCC Search.  On or before the Closing Date, Purchaser shall be satisfied with the results of the UCC search conducted by Sellers pursuant to Paragraph 10(a).

(h)           Board Approval.  On or before the end of the Feasibility Period, Purchaser shall have obtained any required approval of its Board of Directors to the acquisition of the Sellers’ Assets pursuant to the terms of this Agreement.

In the event any of the foregoing conditions are not satisfied or are not otherwise waived by Purchaser prior to the applicable period for satisfaction or waiver, Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Paragraph 17 and in such event Purchaser shall receive a full refund of its Earnest Money together with any interest earned thereon.

14.           SELLERS’ CONDITIONS

All obligations of Sellers under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any one or all of which may be waived by Sellers in writing:

(a)           Purchaser’s Representations and Warranties True at Closing.  Purchaser’s representations and warranties contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the date of Closing as though such representations and warranties were then again made.

(b)           Purchaser’s Performance.  Purchaser shall have performed its obligations under this Agreement that are to be performed prior to or at Closing to the extent the same have not been waived by Sellers in accordance with the terms hereof.

In the event any of the foregoing conditions are not satisfied or are not otherwise waived by Purchaser prior to the applicable period for satisfaction or waiver, Sellers shall have the right to terminate this Agreement in accordance with the provisions of Paragraph 17 and in such event Purchaser shall receive full refund of its Earnest Money together with any interest earned thereon.

15.           SELLERS’ INDEMNIFICATION

Sellers shall indemnify, defend and hold Purchaser harmless from and against:

(a)           Except as otherwise provided in this Agreement, any and all obligations relating to the ownership of Sellers’ Assets and the operation of the Facilities which exist at the Closing Date, including, but not limited to any obligations under the Lease, or the Operating Contracts which Purchaser elects to assume at Closing;

(b)           Any and all damage, loss or liability arising from and after the Closing Date under any of the Operating Contracts which Purchaser does not assume at Closing;

(c)           Any and all damage, loss, or liability resulting from any misrepresentation of a material fact, breach of warranty or nonfulfillment of any agreement on the part of Sellers under this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Purchaser hereunder;

(d)           Any and all liability or loss arising out of or relating to any failure in connection with the transaction contemplated herein to comply with the requirements of any laws or regulations relating to bulk sales or transfers; and

(e)           Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs, and other reasonable expenses, including, but not limited to, reasonable attorney’s fees, incident to any of the foregoing.

(f)           For purposes of Paragraph 15(a), an obligation shall be deemed to “exist” as of the Closing Date if it relates to events which occurred prior to the Closing Date even if it is not asserted until after the Closing Date.

16.           PURCHASER’S INDEMNITY

Purchaser shall indemnify, defend and hold Sellers harmless from and against:

(a)           Except as otherwise provided in this Agreement, any and all obligations relating to the ownership of the Sellers’ Assets and the operation of the Facilities from and after the Closing Date, including, but not limited to, any obligations under any of the Resident Agreements or

Operating Contracts which Purchaser elects to assume at Closing and any obligations with respect to the Resident Deposits;

(b)           Any and all damage, loss or liability resulting from any misrepresentation of a material fact, breach of warranty or non-fulfillment of any agreement on the part of Purchaser under this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Sellers hereunder;

(c)           Any and all damage, loss or liability resulting from the conduct by or the negligence or willful misconduct of Purchaser in performing its Feasibility Review; and

(d)           Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and other reasonable expenses, including, but not limited to, reasonable attorney’s fees, incident to any of the foregoing.

17.           TERMINATION

(a)           This Agreement may be terminated and the transaction contemplated herein abandoned at any time prior to Closing:

(i)           By mutual agreement of the parties;

(ii)   By Sellers, if any of the conditions set forth in Paragraph 14 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Sellers and the same shall not have been waived by Sellers;

(iii)   By Purchaser, if any of the conditions set forth in Paragraph 13 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Purchaser and the same shall not have been waived by Purchaser;

(iv)           By either Sellers or Purchaser in the event of a material breach by the other party of its obligations hereunder; or

(v)           If the Closing has not occurred by July 31, 2007 (the “Outside Closing Date”), unless extended by mutual written agreement of the parties.

(b)           In the event that prior to the Closing Date, a material portion of the Real Property, the Facilities or the Personal Property shall have been damaged or destroyed by fire or other casualty, or shall have been taken or condemned by any public or quasi-public authority under the power of eminent domain, Purchaser shall have the right to terminate this Agreement on written notice to Sellers.  In the event Purchaser elects not to terminate its rights hereunder, then Sellers shall assign to Purchaser all of its rights to any insurance proceeds or condemnation award and all claims in the connection therewith. In the event Purchaser exercises its termination rights hereunder, the parties shall have no further rights or obligations hereunder other than Purchaser’s right to the return of its Earnest Money.

(c)           Neither party to this Agreement may claim termination or pursue any other remedy referred to in Paragraph 17(a) on account of a breach of a condition, covenant or warranty by the other, without first giving such other party written notice of such breach and not less than ten (10) days within which to cure such breach.  The Closing Date shall be postponed, if necessary, to afford such opportunity to cure; provided, however, in no event shall the Closing Date be postponed beyond the Outside Closing Date.

(d)           In the event the Closing has failed to occur as a result of a material breach by Purchaser of its obligations hereunder resulting in Sellers electing to terminate this Agreement under Paragraph 17(a) (iv) or (v), Sellers’ sole remedy shall be to retain Purchaser’s Earnest Money as full and complete liquidated damages, the parties acknowledging and agreeing that the amount of damages which Sellers may incur as a result of such termination may be difficult to ascertain and that the amount of the Earnest Money is a reasonable and fair estimate thereof, after which the parties shall have no further rights or obligations hereunder.

(e)           In the event the Closing has failed to occur as a result of a material breach by Sellers of its obligations hereunder resulting in Purchaser electing to terminate this Agreement under Paragraph 17(a) (iv) or (v), Purchaser shall have the right either to (i) terminate this Agreement and receive a full refund of its Earnest Money, together with all interest accrued thereon, after which neither party shall have any further rights or obligations hereunder or (ii) seek specific performance of Sellers’ obligations hereunder or damages for Sellers’ breach of its obligations hereunder. In the event Purchaser elects to terminate this Agreement as a result of a failure of any of the Purchaser’s conditions hereunder, as provided for in Paragraph 17(a) (iii), Purchaser shall be entitled to a full refund of its Earnest Money deposit together with any interest accrued thereon.

18.           [RESERVED].

19.           [RESERVED].

20.           [RESERVED].

21.           NOTICES

Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed verbally or in writing by mail as aforesaid), to the following address:

To Seller:                                c/o Wegman Companies, Inc.
550 Latona Road, Building A
Rochester, New York 14626-2730
Attention:  Philip R. Wegman
Telephone No.:  (716) 225-7370
Facsimile No.:   (716) 225-0887

with a copy to:                      Phillips Lytle LLP
1400 First Federal Plaza
Rochester, New York  14614
Attention:  Thomas R. Burns, Esq.
Telephone No.:  (585) 238-2001
Facsimile No.:   (585) 232-7866

To Purchaser:                        Emeritus Corporation
3131 Ellicott Avenue, Suite 500
Seattle, Washington  98121
Attention:  Eric Mendelsohn, Director of Real Estate
                  and Legal Affairs
Telephone No.:  (206) 301-4493
Facsimile No.:   (206) 357-7388

With a copy to:                     Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington  98101
Attention:  Jim Greenfield, Esq.
Telephone No.: (206 757-8055
Facsimile No.: (206) 757-7055

Notice shall be deemed given three (3) business days after deposit in the mail, on the next day if sent by overnight courier and on receipt if sent by facsimile (and confirmed verbally or by mail as aforesaid).

22.           SOLE AGREEMENT

This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous negotiations, discussions, writings and agreements between them.  Time is of the essence.

23.           SUCCESSORS

The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs and successors of the parties hereto, it being specifically understood and agreed that Purchaser shall have the right to assign in whole or in part its rights and obligations hereunder to any affiliated entity or any entity which is sponsored by Purchaser; provided no such assignment shall relieve Purchaser of its obligations hereunder.

24.           CAPTIONS

The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

25.           SURVIVAL

All covenants, warranties and representations of Purchaser and Sellers herein shall survive for two years after Closing other than Sellers’ representation and warranty in Paragraph 7.1., which shall survive for the applicable statute of limitations period.

26.           GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

27.           SEVERABILITY

Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

28.           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

29.           THIRD PARTY BENEFICIARY

The provisions of this Agreement are not intended to confer any benefits upon any person or entity not a party to this Agreement.

30.           ATTORNEY’S FEES

Should either party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ and other fees, incurred by the prevailing party in connection with such action or proceeding.  The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all other similar fees incurred in connection with the action or proceeding and the preparations therefor.  The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

[Signatures of the parties on following page]

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year set forth opposite each party’s signature below with the last date constituting the date of mutual execution of this Agreement.

Dated:                      June 8, 2007                                                                PURCHASER:

EMERITUS CORPORATION,
a Washington corporation

By: /s/ Eric Mendelsohn

Its: Director of Real Estate and Legal Affairs

Dated:                      June 7, 2007                                                                SELLER:

WEGMAN/MANOR NUMBER ONE, LLC

By: /s/ Philip R. Wegman
                        Philip R. Wegman, Manager

WEGMAN/MANOR NUMBER TWO, LLC

By: /s/ Philip R. Wegman
                        Philip R. Wegman, Manager

WEGMAN/MANOR NUMBER THREE, LLC

By: /s/ Philip R. Wegman
                        Philip R. Wegman, Manager

WEGMAN/MANOR NUMBER FOUR, LLC

By: /s/ Philip R. Wegman
                        Philip R. Wegman, Manager

EXHIBIT A

Facilities

Colonie Manor 626 Watervliet Shaker Road Latham, New York 12110	Bassett Park Manor 111 St. Gregory Court Williamsville, New York 14221

Bassett Manor 245 Bassett Road Williamsville, New York 14221	Woodland Manor 505 Clubhouse Road Vestal, New York 13850

Westside Manor 4055 Long Branch Road Liverpool, New York 13090	Eastside Manor 7164 East Genesee Street Fayetteville, New York 13066

Bellevue Manor 4330 Onondaga Boulevard Syracuse, New York 13219	Westside Manor 1404 Long Pond Road Rochester, New York 14626

Perinton Park Manor 100 Chardonnay Drive Fairport, New York 14450